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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                           PVC CONTAINER CORPORATION
- -------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
- -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  693-651-101
- -------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).















SEC 1745 (2/95)
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CUSIP NO.  693-651-101             13G                PAGE 1 OF 4 PAGES

- -------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Rimer Anstalt

        None - as reporting person is a foreign corporation

- -------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) /  /

        Not Applicable                                     (b) /  /

- --------------------------------------------------------------------------------

3   SEC USE ONLY

- --------------------------------------------------------------------------------

4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Lichtenstein

- --------------------------------------------------------------------------------

  NUMBER OF      5   SOLE VOTING POWER

   SHARES                4,367,415 shares of common stock
                 --------------------------------------------------------------
BENEFICIALLY
                 6   SHARED VOTING POWER
 OWNED BY
                         None
   EACH         --------------------------------------------------------------

 REPORTING       7   SOLE DISPOSITIVE POWER

  PERSON                 4,367,415 shares of common stock
                --------------------------------------------------------------
   WITH
                 8   SHARED DISPOSITIVE POWER

                         None
- -------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,367,415 shares of common stock

- -------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        Not Applicable

- ------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        62.7%

- ------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*

        CO

- -------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
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                                  SCHEDULE 13G

Item 1.

        (a)     PVC Container Corporation

        (b)     401 Industrial Way West
                Eatontown, New Jersey 07724

Item 2.

        (a)     Rimer Anstalt

        (b)     Am Schragen Weg 2
                9490 Vaduz, Liechtenstein

        (c)     Liechtenstein

        (d)     Common Stock, $.01 par value

        (e)     693-651-101

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b), CHECK WHETHER PERSON FILING IS A:

                Not Applicable

Item 4.         OWNERSHIP

        (a) Amount Beneficially Owned: As at December 31, 1995 was 4,298,462 shares and as at April 16, 1996 4,367,415 shares.

        (b) Percent of Class: As at December 31, 1995 was 63.5% and as at April 16, 1996 was 62.7%.

        (c) (i) As at December 31, 1995 4,298,462 shares and as at April 16, 1996 4,367,415 shares.

                (ii)  None

                (iii) As at December 31, 1995 4,298,462 shares and as at April 16, 1996 4,367,415 shares.

                (iv)  None

Item 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not Applicable



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
Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not Applicable

Item 9.  NOTICE OF DISSOLUTION OF GROUP

                Not Applicable

Item 10. CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               Rimer Anstalt
                                               ------------------------------
                                               Date: April 16, 1996

                                               By: /s/ Hubert Lampert
                                                   --------------------------
                                                   Signature

                                                   Director
                                                   --------------------------
                                                   Title






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